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EXHIBIT 16.1

AUDITORS’ LETTER REGARDING CHANGE IN EXTERNAL AUDITOR

April 26, 2012

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the statements made by Banco Bradesco S.A., which we understand will be filed with the Securities and Exchange Commission pursuant to Item 16.F(a) of Form 20-F of Banco Bradesco S.A. to be dated April 30, 2012. We agree with the statements concerning our firm in such Form 20-F (copy below).

“On March 21, 2011, our Board of Directors approved the engagement of KPMG Auditores Independentes as our independent registered public accounting firm for the year ended December 31, 2011. Our Board of Directors participated in and approved the decision to replace PricewaterhouseCoopers Auditores Independentes as our independent registered public accounting firm, following our corporate governance practices and the procedures established to engage the independent accountants.

The report of PricewaterhouseCoopers Auditores Independentes on our financial statements for the years ended December 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2010 and 2009 and the subsequent interim period through the date of the report of PricewaterhouseCoopers Auditores Independentes, there were no disagreements with them on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report.”

Very truly yours,

/s/ PricewaterhouseCoopers Auditores Independentes

PricewaterhouseCoopers Auditores Independentes